EXHIBIT (a)(iii)


                                    AMENDMENT
                             TO THE TRUST INSTRUMENT
                           DATED SEPTEMBER 16, 1992 OF
                                THE HENLOPEN FUND

     The following amendment to the Trust Instrument, dated September 16, 1992 of The Henlopen Fund, a Delaware business trust (the "Fund"), was adopted by unanimous written consent of the Fund's trustees on September 23, 2002:

     RESOLVED, that Section 11.3 of the Fund's Trust Instrument is hereby amended and restated to read in its entirety as follows:

     "Section 11.3. Establishment of Record Dates: The Trustees may close the Share transfer books of the Trust for a period not exceeding one hundred and fifty (150) days preceding the date of any meeting of Shareholders, or the date for the payment of any dividends or other distributions, or the date for the allotment of rights, or the date when any change or conversion or exchange of Shares shall go into effect; or in lieu of closing the stock transfer books as aforesaid, the Trustees may fix in advance a date, not exceeding one hundred and fifty (150) days preceding the date of any meeting of Shareholders, or the date for payment of any dividend or other distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of Shares shall go into effect, as a record date for the determination of the Shareholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend or other distribution, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of Shares, and in such case such Shareholders and only such Shareholders as shall be Shareholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, or to receive payment of such dividend or other distribution, or to receive such allotment or rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any Shares on the books of the Trust after any such record date fixed as aforesaid."

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